PRESS RELEASE



                           JEFFERSON BANCSHARES, INC.
             KETNER TO OVERSEE RETAIL BANKING FOR JEFFERSON FEDERAL

         December 8, 2005, Morristown, TN. Jefferson Bancshares, Inc. (Nasdaq:
JFBI) Janet Ketner, a long time banking executive, has recently joined Jefferson Federal Bank to assume the duties as Executive Vice President in charge of Retail Banking.

         "Janet and I worked together before I joined Jefferson Federal," said Jefferson Federal Bank's President and CEO, Anderson L. Smith. Smith went on to say, "Janet has over thirty-five years of banking experience and brings tremendous insight, vision and energy to the position. Although Janet is highly skilled, she also has the warmth and personality necessary to forge strong customer relationships. We're fortunate to have her, and so are our customers."

         As the Executive Vice President of Retail Banking with Jefferson Federal, Ketner is responsible for developing and guiding Jefferson Federal's retail strategy. This involves analyzing the potential to add ancillary products and services, supervision and implementation of long range planning issues, customer development and insuring that the bank's customer service commitment is followed throughout Jefferson Federal's branch system.

         Originally from Morristown, Ketner is the daughter of Mr. and Mrs. James W. Johnson, and a graduate of Morristown Hamblen High School East. After high school, Ketner attended Vanderbilt University where she graduated from the Tennessee School of Banking, the Tennessee Consumer Credit School and Vanderbilt's Southeastern School of Sales Leadership. Ketner also attended and graduated from LSU's Graduate School of Banking.

         Active in the community, Ketner has been an avid supporter of the United Way, where she served on the Leadership Committee, and a Board member for the Youth Emergency Shelter. She is also a member of Manley Baptist Church, The Country Club, Inc. and the Morristown Area Chamber of Commerce.

         Ketner and her husband, Mike, have two daughters, Ashley and Stacie, along with granddaughter, Caitlyn, age eight.

Contact:
Anderson L. Smith, 423-586-8421
Jane P. Hutton, 423-586-8421